Exhibit 99.1

           McDermott Appoints Goldman to Board of Directors

    NEW ORLEANS--(BUSINESS WIRE)--Nov. 16, 2005--McDermott International, Inc. (NYSE:MDR) ("McDermott") announced today that Robert W. Goldman has been appointed to McDermott's Board of Directors and its Audit Committee, effective November 15, 2005.
    Goldman, 63, retired as Senior Vice President, Finance and Chief Financial Officer from Conoco Inc. in 2002. Goldman began his professional career with E.I. DuPont de Nemours & Co., Inc. in 1965 and held several managerial positions in domestic and foreign locations, including serving as controller for several DuPont operating departments. In 1988, he joined Conoco Inc., a DuPont subsidiary until its initial public offering, as vice president and controller and was elected senior vice president in 1998. Goldman is currently serving his second term to the elected position of Vice President, Finance of the World Petroleum Council. In addition, Goldman serves on the board of directors of El Paso Corporation, Parker Drilling Company and Tesoro Corporation. Mr. Goldman earned his bachelor's degree from Kenyon College and a master's degree in business administration from The University of Chicago.
    "Bob Goldman is a seasoned financial professional with over 35 years of experience to draw upon," said Bruce W. Wilkinson, Chairman and Chief Executive Officer of McDermott. "We welcome Bob to McDermott's Board of Directors and look forward to his many contributions."
    McDermott International, Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.



    CONTACT: McDermott International, Inc.
             Jay Roueche, 281-870-5462
             jroueche@mcdermott.com
             www.mcdermott.com